Exhibit 10.4

ENDO, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective May 10, 2024)

Annual Compensation

The following table sets forth the annual rates of compensation in effect for eligible non-employee Directors serving on the Board of Directors (the “Board”) of Endo, Inc. (the “Company”):

Annual equity retainers for:
Board Chair	$365,000
Other non-employee Directors	$300,000
Annual cash retainer for:
Board Chair	$135,000
Other non-employee Directors	$75,000
Additional annual cash retainer for services on a specified committee[1] for:
Committee Chairs (other than Board Chair), per committee	$25,000
Other Members (other than Board Chair and that Committee’s Chair), per committee	$12,500

Annual Equity Retainers:

Annual equity retainers shall generally be granted in the form of Restricted Stock Units (“RSUs”) under the Company’s 2024 Stock Incentive Plan (the “2024 Plan”) or a successor plan; however, it may be determined at the time of grant in the discretion of the Compensation & Human Capital Committee (“CHC”) that all or a portion of the equity retainer will instead be granted in the form of a fixed cash amount (payable in a lump sum as soon as administratively practicable after the vesting date). To the extent RSUs are granted, the number of RSUs granted to each non-employee Director shall be calculated by dividing the equity retainer value by the fair market value of a share, which following a public listing of common shares of the Company, shall be the closing share price on the date of the grant, and prior to such a public listing, shall be as determined by the CHC in its sole discretion.

Annual equity retainers for service in 2024, 2025 and 2026 shall be granted to each eligible non-employee Director in a single RSU award (the “Initial Grant”) on a date to be determined by the CHC, but no later than ninety (90) days following the effective date of the adoption of this policy (the “Grant Date”), and will vest one-third on each of the first, second and third anniversaries of the Grant Date, subject to the non-employee Director’s continued service through each such vesting date. For the avoidance of doubt, each non-employee Director who receives an Initial Grant will not receive additional grants of equity in 2025 or 2026.

In the event a non-employee Director is appointed or elected to the Board on any date other than the date of an Annual Shareholders Meeting, the CHC shall in its discretion determine the terms applicable to equity retainers granted to the non-employee Director, including whether such amounts will be subject to proration for the year in which the non-employee Director is first elected to the Board.

Other than as specified above, annual equity retainers shall be granted annually to each eligible non-employee Director on the earlier of (i) the first trading day after the Company’s Annual Shareholders Meeting and (ii) the last trading day in June of the applicable calendar year (such date, the “Award Date”). Such RSUs shall vest in full upon the completion of one year of service following the Award Date; provided, however, that if the non-employee Director continues to provide services through the Annual Shareholders Meeting of the year following the Award Date but chooses not to stand for re-election, any amounts that would have otherwise vested within ninety (90) days following the non-employee Director’s last day of service shall continue to vest according to the original vesting schedule.

All RSUs will fully vest upon a Change in Control of the Company (as defined in the 2024 Plan).

Annual Cash Retainers:

Annual cash retainers shall be earned ratably over the annual service period and shall be payable to each eligible non-employee Director in arrears in quarterly installments as soon as administratively practicable following the end of each fiscal quarter of the Company in which the non-employee Director’s service occurred. The amount payable in respect of each quarterly period shall be subject to proration to the extent (i) a non-employee Director is appointed after the beginning of such quarterly period and/or (ii) a non-employee Director’s service ends prior to the end of such quarterly period.

Effect of Termination:

In the event a non-employee Director’s service ends, any cash retainers earned but not yet paid, subject to proration as described above, shall be paid to the non-employee Director as soon as administratively practicable after the non-employee Director’s last day of service. Except as provided above, any unvested equity retainers, whether issued in the form of equity awards or cash, will be forfeited.

Additional Arrangements

The Company generally pays for or provides (or reimburses non-employee Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in Director education programs and other Director orientation or educational meetings. Any reimbursement payments will be made as soon as administratively practicable after receipts documenting the expenses are submitted in accordance with Company policy.

[1]	The Audit & Finance Committee, the Compensation & Human Capital Committee, the Nominating, Governance & Corporate Responsibility Committee and the Compliance Committee.